Exhibit 5



                              Dorsey & Whitney LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                                 (612) 340-2600
                               FAX (612) 340-2868


Image Sensing Systems, Inc.
500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

            We have acted as counsel to Image Sensing Systems, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the sale by the Company from time to time of up to 408,000 shares of Common Stock, $.01 par value, of the Company (the "Shares"), issuable pursuant to the 1995 Long-Term Incentive and Stock Option Plan, the Employment Agreement dated March 10, 1995, between Panos Michalopoulos and the Company, the Option Agreement dated August 27, 1996, between James Murdakes and the Company, the Option Agreement dated April 1, 1998, between James Murdakes and the Company, the Option Agreement dated December 8, 1998, between Constantine Xykis and the Company, the Option Agreement dated December 8, 1998, between Richard C. Magnuson and the Company, the Option Agreement dated December 8, 1998, between Richard P. Braun and the Company and the Option Agreement dated December 8, 1998, between James Murdakes and the Company (collectively, the "Plans").

            We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

            In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such

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Image Sensing Systems, Inc.
Page 2

agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

            Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

            Our opinions expressed above are limited to the laws of the State of Minnesota.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated: August 30, 1999

                                       Very truly yours,